FOR IMMEDIATE RELEASE	November 9, 2015
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW LEASE AGREEMENT WITH STYLE CREST INC AT WINSTON SALEM, NC LOCATION

FREEHOLD, N.J., November 9, 2015 /PRNewswire/ -- Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced that it recently entered into a five year three month lease agreement commencing January 1, 2016 with Style Crest, Inc. (Style Crest), an Ohio corporation. Style Crest will lease Monmouth’s previously vacant 106,507 square foot building located in Winston-Salem, N.C. through March 31, 2021.  This lease to Style Crest becomes effective January 1, 2016, and will increase the Company’s overall occupancy rate to 99.5%.

Richard Molke, Vice President of Asset Management, commented, “Style Crest, a provider of more than 4,000 products nationwide in both manufactured housing and traditional residential housing, has a history dating back more than 40 years. This new location provides Style Crest with the additional space they need to continue to expand and serve their customers in this region. We are proud to welcome this growing company to our high-quality tenant base. Our portfolio occupancy will increase to 99.5% upon lease commencement.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in single-tenant, net-leased industrial properties, subject to long-term leases, primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of ninety-one properties located in twenty-eight states, containing a total of approximately 14 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

#####